UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2025

GROVE COLLABORATIVE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40263	88-2840659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Sansome Street San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)
(800) 231-8527
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001	GROV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 23, 2025, the Board of Directors of Grove Collaborative Holdings, Inc. (the “Company”) appointed Tom Siragusa, the Company’s Interim Chief Financial Officer, as the Company’s Chief Financial Officer, effective October 1, 2025 (the “Effective Date”). Mr. Siragusa will continue to serve as the Company’s principal financial officer and principal accounting officer.

Mr. Siragusa, age 35, has served in various leadership roles in the Company’s finance department, most recently as Interim Chief Financial Officer, a position he has held since February 16, 2025. Prior to that time, Mr. Siragusa served as Vice President, Finance from October 2024 to February 2025, as the Company’s director and senior director of finance from September 2022 to October 2024 and as the Company’s manager and senior manager of finance from April 2019 to September 2022. Prior to joining the Company, Mr. Siragusa held various management positions in Ernst & Young LLP’s strategy and transactions and assurance services groups. Mr. Siragusa is a certified public accountant (inactive) and holds a B.S. in Managerial Economics and a Masters Degree in Accounting from the University of California, Davis.

In connection with Mr. Siragusa’s appointment, his annual base salary was increased to $320,000 and Mr. Siragusa was granted a restricted stock unit award with respect to 75,000 shares of the Company’s common stock, which award is scheduled to vest in twelve equal installments on each February 15th, May 15th, August 15th and November 15th of each year, subject to his continued employment through each vesting date.

In connection with Mr. Siragusa’s appointment, the Company and Mr. Siragusa entered into a post-termination benefits agreement (the “Post-Termination Benefits Agreement”), which entitles Mr. Siragusa to certain payments and benefits in the event of certain terminations of his employment. Under the Post-Employment Benefits Agreement, in the event that Mr. Siragusa’s employment is terminated by the Company other than for cause (as defined in the Post-Termination Benefits Agreement), death or disability (as defined in the Post-Termination Benefits Agreement), or if Mr. Siragusa resigns for good reason (as defined in the Post-Termination Benefits Agreement), in each case, at any time other than during the period beginning three months before and ending twelve months following a change in control (as defined in the Company’s 2022 Equity and Incentive Plan) (the “CIC Period”), then, subject to his execution and non-revocation of a general release of claims in favor of the Company (a “Release”), Mr. Siragusa will be entitled to receive (i) six months’ base salary continuation, (ii) monthly cash payments in an amount equal to the monthly employer cost of continued group health plan coverage for Mr. Siragusa and his dependents for up to six months, and (iii) the accelerated vesting of the time-vested portions of his outstanding equity awards that would have vested had Mr. Siragusa remained employed by the Company for six months following the termination date, with any applicable performance-based vesting conditions to be deemed satisfied at the actual level or such other level specified in the terms of the applicable award agreement. In the event that Mr. Siragusa’s employment is terminated outside of the CIC Period by the Company other than for cause or he resigns for good reason, Mr. Siragusa will also be entitled to any earned but unpaid performance cash award under the Company’s annual incentive plan for any fiscal year preceding the year in which the termination occurs (the “Prior Year Bonus”).

In addition, in the event that Mr. Siragusa’s employment is terminated by the Company other than for cause, death or disability or if Mr. Siragusa resigns for good reason, in each case, during the CIC Period, then, subject to his execution and non-revocation of a Release, Mr. Siragusa will be entitled to receive the Prior Year Bonus and the payments described in clauses (i) and (ii) in the paragraph above and the outstanding time-vested portions of his outstanding equity awards will immediately vest in full, with any applicable performance-based vesting conditions to be deemed satisfied at the actual level or such other level specified in the terms of the applicable award agreement.

Mr. Siragusa has no family relationships with any of the Company’s directors or executive officers, and has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROVE COLLABORATIVE HOLDINGS, INC.

By:	/s/ Scott Giesler
Name:	Scott Giesler
Title:	General Counsel
Date: October 27, 2025